ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Purchase Agreement”), dated December 30, 2025, is by and between Sow Good Inc., (the “Seller”), and Trea Grove, LLC, a Texas limited liability company (the “Buyer,” and together with the Seller, each a “Party,” and collectively, the “Parties”). Capitalized terms used but not defied herein shall have the meanings ascribed to such terms on Exhibit A hereto.

RECITALS

WHEREAS, the Seller is engaged in the business of manufacturing and producing freeze-dried snacks and candy for human consumption (the “Business”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Purchased Assets (as defined below), and to assume certain specified liabilities and contracts, upon the terms and subject to the conditions set forth in this Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

TRANSFER OF PURCHASED ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES
Section 1.01
Transfer of Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all encumbrances, all of the Seller’s right, title and interest in and to the following:

(a) all right, title and interest in and to the improvements located at 1440 N. Union Bower Rd., Irving, Texas;

(b) all proprietary and intellectual property rights of the Seller related to the Business, including, but not limited to, domain names, trade names, common law trademarks, and related goodwill;

(c) all transferable governmental licenses, permits, approvals, and authorizations related to the Purchased Assets or the operation of the Business, to the extent transferable by Law; and

(d) all other assets expressly identified as Purchased Assets on Schedule 1.01 of the disclosure schedules of the Company scheduled to this Purchase Agreement (the “Disclosure Schedules”)(subsections (a) through (d) collectively, the “Purchased Assets”).

Section 1.02
[Reserved]

Section 1.03
Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Purchase Agreement, at the Closing, Buyer shall assume and thereafter pay, perform or discharge when due or required to be performed, as the case may be, those liabilities of the Seller set forth on Schedule 1.03 of the Disclosure Schedules (collectively, the “Assumed Liabilities”). Notwithstanding anything contained herein to the contrary, Buyer shall not assume or otherwise be responsible at any time for any Excluded Liability. Seller hereby agrees to satisfy, perform, and discharge each of the Excluded Liabilities. Buyer’s assumption of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against the Buyer as compared to the rights and remedies which any such party would have had against the Seller in respect of the Assumed Liabilities has this Purchase Agreement not been consumed.
Section 1.04
Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.04 of the Disclosure Schedules (collectively, the “Excluded Assets”).
Section 1.05
[Reserved].
Section 1.06
Excluded Liabilities. Notwithstanding the provisions of Schedule 1.03 or any other provision in this Purchase Agreement to the contrary, the Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of the Seller of any kind or nature whatsoever other than the Assumed Liabilities expressly set forth on Schedule 1.03 of the Disclosure Schedules (the “Excluded Liabilities”).
Section 1.07
Purchase Price.
(a)
Cash Consideration Amount. For Purposes of this Purchase Agreement, the cash consideration amount paid by the Buyer in the aggregate shall equal one million five hundred thousand dollars ($1,500,000) (the “Cash Consideration Amount”).
(i)
Payment Schedule. The Cash Consideration Amount shall be paid in the following installments.
•
Nine hundred thousand dollars ($900,000) payable at Closing (as defined herein);
•
Two hundred thousand dollars ($200,000) payable on January 30th, 2026;
•
Two hundred thousand dollars ($200,000) payable on February 28th, 2026; and
•
Two hundred thousand dollars ($200,000) payable on March 31st, 2026.
Section 1.08
Allocation. Within ninety (90) days after the Closing Date, the Seller shall deliver a schedule allocating the Consideration Amount (including any Assumed Liabilities treated as consideration for the Purchased Assets for tax purposes)

(the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless the Buyer notifies the Seller in writing that the Buyer objects to one (1) or more items reflected in the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule to the Buyer. In the event of any such objection, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to the Buyer, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by the Seller and the Buyer. If an impartial nationally recognized firm of independent certified public accountants cannot be mutually appointed by the Seller and the Buyer Baker Tilly LLP or an affiliate thereof shall be appointed. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer. The Seller and the Buyer agree to file their respective IRS Form 8594 and all federal, state and local tax returns in accordance with the Allocation Schedule.
Article II

CLOSING
Section 2.01
Closing. Subject to the terms and conditions of this Purchase Agreement, the consummation of the transactions contemplated by this Purchase Agreement (the “Closing”) shall take place on December 30, 2025, and after all of the conditions to Closing set forth herein are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”
Section 2.02
Closing Deliverables.
(a)
At the Closing, the Seller shall deliver, or cause to be delivered to the Buyer the following:
(i)
all consents and approvals necessary to effectuate the transfer of the Purchased Assets;
(ii)
a bill of sale in a form and substance satisfactory to the Buyer (the “Bill of Sale”) transferring the tangible personal property included in the Purchased Assets to the Buyer;
(iii)
a proprietary rights agreement, in form and substance satisfactory to the Buyer, effecting the assignment to and assumption by the Buyer of all domain names, trade names, trademarks (including common law trademarks), and other proprietary rights included in the Purchased Assets;
(iv)
an assignment and assumption agreement in a form and substance satisfactory to the Buyer (the “Assignment and Assumption Agreement”) effecting the assignment to and assumption by the Buyer of all other Purchased Assets and the Assumed Liabilities;
(v)
a certificate of the secretary (or equivalent officer) of the Seller certifying as to (A) the accuracy and completeness of the representations and warranties made by the Seller in this Purchase Agreement; and (B) the resolutions of the Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Purchase Agreement and the transactions contemplated hereby;
(vi)
such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to this Purchase Agreement.
(b)
At the Closing, the Buyer shall deliver, or cause to be delivered to the Seller the following:
(i)
[Reserved];
(ii)
[Reserved];
(iii)
a certificate of the secretary (or equivalent officer) of the Buyer certifying as to (A) the accuracy and completeness of the representations and warranties made by the Buyer in this Purchase Agreement; and (B) the resolutions of the Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Purchase Agreement and the transactions contemplated hereby; and
(iv)
such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Seller, as may be required to give effect to this Purchase Agreement.
Article III

Representations and warranties of THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the Closing Date.

Section 3.01
Title to the Purchased Assets; Contract Restrictions. The Seller has good and marketable title to, and sole possession and control of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). With respect to any contracts or similar arrangements which constitute part of the Purchased Assets: (i) the Seller has performed all of its obligations and is not in default or alleged to be in default thereunder, (ii) there exists no event, condition or occurrence which, without notice or lapse of time or both would constitute such a default, and (iii) the transfer and assignment to the Buyer of such contract or arrangement will not require the consent of any party thereto or constitute an event permitting termination thereof, unless such third party consent has been obtained by the Seller.

Section 3.02
Authorization. The Seller is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all necessary power and authority to execute and deliver this Purchase Agreement, to perform its obligations under this Purchase Agreement and to consummate the transactions contemplated by this Purchase Agreement. The execution, delivery and performance by the Seller of this Purchase Agreement and the consummation by the Seller of the transactions contemplated by this Purchase Agreement have been duly authorized by all necessary action and no other proceedings on the part of the Seller are necessary to authorize this Purchase Agreement or to consummate the transactions contemplated by this Purchase Agreement. Accurate and complete copies of the Seller’s organizational documents have been delivered to the Buyer. Other than Sow Good MX, LLC., the Seller has no subsidiaries and does not own any securities of any corporation or any other entity.
Section 3.03
Enforceability. This Purchase Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except in so for as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors rights and by limitations on the availability of equitable remedies.
Section 3.04
No Breach. The execution and delivery of this Purchase Agreement by the Seller does not, and the performance of this Purchase Agreement by the Seller and the consummation of the transactions contemplated by this Purchase Agreement will not, (i) conflict with or violate in any material respect any law applicable to the Seller or by which any property or asset of the Seller is bound or affected, (ii) conflict with or violate any provision of the Seller’s organization documents, or (iii) result in a breach of or constitute a default (or an event that without notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien on any property or asset of the Seller under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller is a party or by which the Seller or any property or asset of the Seller is bound or affected, except in the case of clauses (i) and (ii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Purchase Agreement, (ii) a material adverse effect on the results of operations, assets, business or financial prospects or condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).
Section 3.05
No Undisclosed Liabilities. Except as otherwise specified in this Purchase Agreement, the Seller does not have any actual knowledge of any liabilities or obligations of any nature, fixed or contingent, disputed or undisputed, affecting the

Purchased Assets. The Seller does not have any actual knowledge of any defects in the Purchased Assets of which will or may have a Material Adverse Effect.
Section 3.06
Litigation. There are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Seller, threatened against the Seller or asserted in connection with the transactions contemplated by this Purchase Agreement or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving or affecting the Seller, except for such claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations that would not reasonably be expected to result in a Material Adverse Effect.
Section 3.07
Taxes. The Seller has filed all tax returns and reports which are required by law to have been filed and has fully paid any and all taxes (including, but not limited to, income, franchise, property, sales, use and employment taxes) required to be paid in respect of the period covered by those returns and reports, except for such tax returns, reports or payments that would not reasonably be expected to result in a Material Adverse Effect.
Section 3.08
Environmental Matters. To the Company’s knowledge, no event has occurred or condition exists or operating practice is being employed with respect to the Business that could give rise to liability on the part of the Business or related to the Purchased Assets under any federal, state, or local statute, or any regulation, or applicable common law, relating primarily to protection of human health or the environment.
Section 3.09
Intellectual Property.
(a)
Except as set forth on Section 3.09 of the Disclosure Schedules, there are no patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, registered copyrights, domain names, or any application for such in the process of being prepared, owned by or registered in the name of the Seller related to the Business, or of which the Seller is a licensor or licensee or in which the Seller has any right related to the Business.
(b)
The Seller owns or possesses, or is able to obtain on reasonable terms, all material licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and know how, including formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, designs, technical data, and computer software (collectively, “Intellectual Property”) reasonably necessary to the conduct of the Business as conducted and no material claim is pending or, to the Seller’s knowledge, threatened to the effect that the operations of the Business infringe upon or conflict with the asserted rights of any other person under any Intellectual Property.
(c)
No claim is pending or, to the Seller’s knowledge, threatened to the effect that any Intellectual Property used, owned or licensed by the Seller related to the Business, or which the Seller otherwise has the right to use related to the Business, is invalid or unenforceable.

(d)
All proprietary and trade secret technical information developed by and belonging to the Seller related to the Business which has not been patented has, to the Seller’s knowledge, been kept confidential.
(e)
The Seller has not brought or threatened to bring any claim to the effect that any person has infringed upon or misappropriated any Intellectual Property.
(f)
The Seller is not contractually or, to the Seller’s knowledge, otherwise obligated to make any material payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any of the Intellectual Property with respect to the use thereof or in connection with the conduct of the Business.
(g)
Each independent contractor or consultant engaged by the Seller for services to be rendered to the Business has executed an agreement prohibiting the disclosure of the Business’s confidential information and affirming the Business’s rights in its intellectual and other property. To the Seller’s knowledge, (i) no such independent contractor or consultant is subject to any secrecy or non-competition agreement or any agreement or restriction of any kind that would impede in any way the ability of such person to carry out fully all activities of such person in furtherance of the Business, and (ii) no former employer or client of any independent contractor or consultant rendering services to the Business has any claim of any kind whatsoever in respect of any of the Intellectual Property.
Section 3.10
Employees. Seller has employed certain individuals in connection with the Business (the “Transferred Employees”). Buyer may offer employment to one or more Transferred Employees effective as of the Closing Date. Any such employment shall be on terms and conditions determined solely by Buyer, and no Transferred Employee shall be deemed an employee of Buyer unless and until such employee accepts Buyer’s offer of employment.
(a)
Seller shall be solely responsible for, and shall pay, perform, and discharge all wages, salaries, bonuses, commissions, payroll taxes, severance, benefits, and any other employee-related liabilities, obligations, or claims of any kind arising or accruing prior to the Closing Date, other than accrued vacation expressly assumed by Buyer as set forth below.
(b)
Buyer shall assume and be responsible for accrued but unused vacation balances of those Transferred Employees who accept employment with Buyer, as of the Closing Date, and Buyer shall honor such accrued vacation in accordance with Buyer’s applicable employment policies following the Closing. Except for such assumed accrued vacation, Buyer shall not assume, and shall have no responsibility for, any unpaid compensation, liabilities, claims, demands, or causes of action relating to any Transferred Employee arising prior to the Closing Date.
(c)
Nothing herein shall be deemed to oblige Buyer to offer employment to any employee of Seller or to continue the employment of any Transferred Employee for any period of time.

Section 3.11
Compliance with Laws; Permits. To the Seller’s knowledge, the Seller is not in violation of any material applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the Business or the ownership of the Purchased Assets. The Seller has not received written notice of any governmental investigation or regulatory proceeding regarding the Business. The Seller has all material franchises, permits, licenses, and any similar governmental authority necessary for the conduct of the Business as now being conducted by them and a list of all such franchise, permits, licenses and other similar authority are set forth on Section 3.11 of the Disclosure Schedules. The Seller is not in default in any material respect of any of such franchises, permits, licenses or other similar authority.
Section 3.12
No Other Representations or Warranties. Notwithstanding anything contained in this Purchase Agreement, the Seller is not making any representation or warranty, express or implied, beyond those expressly given in this Purchase Agreement.
Article IV

Representations and warranties of THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01
Authorization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. The Buyer has all necessary corporate power and authority to execute and deliver this Purchase Agreement, to perform its obligations under this Purchase Agreement and to consummate the transactions contemplated by this Purchase Agreement. The execution, delivery and performance by the Buyer of this Purchase Agreement and the consummation by the Buyer of the transactions contemplated by this Purchase Agreement have been duly authorized by all necessary action and no other proceedings on the part of the Buyer are necessary to authorize this Purchase Agreement or to consummate the transactions contemplated by this Purchase Agreement. Accurate and complete copies of the Buyer’s organizational documents have been delivered to the Seller. The Buyer has no subsidiaries and does not own any securities of any corporation or any other entity.
Section 4.02
Enforceability. This Purchase Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except in so for as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors rights and by limitations on the availability of equitable remedies.
Section 4.03
No Breach. The execution and delivery of this Purchase Agreement by the Buyer does not, and the performance of this Purchase Agreement by the Buyer and the consummation of the transactions contemplated by this Purchase Agreement will not, (i) conflict with or violate in any material respect any law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected, (ii) conflict with or violate any provision of the Buyer’s organization documents, or (iii) result in a breach of or constitute a default (or an event that without notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien on any property or asset of the Buyer under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer is a party or by which the Buyer or any property or asset of the Buyer is bound or affected, except in the case of clauses (i) and (ii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, result in a Material Adverse Effect.
Section 4.04
Litigation. There are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Buyer, threatened against the Buyer or asserted in connection with the transactions contemplated by this Purchase Agreement or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving or affecting the Buyer.
Section 4.05
No Other Representations or Warranties. Notwithstanding anything contained in this Purchase Agreement, the Buyer is not making any representation or warranty, express or implied, beyond those expressly given in this Purchase Agreement.
Article V

Covenants
Section 5.01
[Reserved]
Section 5.02
Distribution Agreement Seller and Buyer acknowledge that they have entered into, or contemporaneously with the Closing will enter into, a distribution agreement (the “Distribution Agreement”), pursuant to which Buyer will provide certain distribution, sales, billing, invoicing, shipping, fulfillment, and customer communication services with respect to Seller’s products, all as more fully set forth in the Distribution Agreement. Except as expressly provided therein, nothing in this Agreement shall be deemed to modify or expand the rights or obligations of the parties under the Distribution Agreement.
Section 5.03
Transitional Systems and Communication Access During the term of the Distribution Agreement, Buyer shall have the right to access and use Seller’s sowginc.com email addresses and Seller’s NetSuite system in the ordinary course of operating the Business, and such access and use shall continue until the expiration or earlier termination of such distribution agreement.

Upon expiration or termination of the distribution agreement, Buyer and Seller shall reasonably cooperate to effect an orderly transition off such systems.

Section 5.04
Press Releases and Announcements. No press releases or other public announcements related to this Purchase Agreement and the transactions contemplated herein shall be issued without the other Party’s prior written consent, which consent shall not be unreasonably withheld and shall be provided promptly following submission of the proposed press release or other public communication. Notwithstanding the foregoing, the Buyer may make all required regulatory filings and public disclosures regarding this Purchase Agreement and the transactions contemplated hereby, without the consent of the Seller; provided, however, if any required regulatory filing or public disclosure is made by the Buyer, the Buyer shall promptly provide a copy of such to the Seller.
Article VI

termination
Section 6.01
Termination Events. By notice given prior to or at the Closing, subject to Section 6.02, this Purchase Agreement may be terminated:
(a)
by the Buyer if a material breach of any provision of this Purchase Agreement has been committed by the Seller and such breach has not been waived by the Buyer;
(b)
by the Seller if a material breach of any provision of this Purchase Agreement has been committed by the Buyer and such breach has not been waived by the Seller;
(c)
by mutual written consent of the Buyer and the Seller;
(d)
by the Buyer if the Closing has not occurred on or before December 31, 2025, or such later date as the Parties may agree upon, unless the Buyer is in material breach of this Purchase Agreement or the reason for the delay is a failure by the Buyer to comply with its obligations under this Purchase Agreement; or
(e)
by the Seller if the Closing has not occurred on or before December 31, 2025, or such later date as the Parties may agree upon, unless the Seller is in material breach of this Purchase Agreement or the reason for the delay is a failure by the Seller to comply with its obligations under this Purchase Agreement.
Section 6.02
Effect of Termination. Each Party’s right of termination under Section 6.01 is in addition to any other rights it may have under this Purchase Agreement or otherwise, and the exercise of such right of termination shall not be deemed an election of remedies. If this Purchase Agreement is terminated pursuant to Section 6.01, all obligations of the Parties under this Purchase Agreement shall terminate, except that the obligations of the Parties set forth in Article VII; provided, however, that, nothing in this Purchase Agreement shall relieve any Party from liability for fraud or any intentional breach of this Purchase Agreement.
Section 6.03
Termination Fee. None.

Article VII

SURVIVAL OR REPRESENTATIONS AND WARRANTIES; Indemnification
Section 7.01
Survival of Representations and Warranties. All representations and warranties contained in this Purchase Agreement and in any Disclosure Schedule delivered in connection herewith, unless otherwise expressly provided herein, shall survive the consummation of the transactions described herein for a period equal to six (6) months from the Closing Date and may be fully and completely relied upon by each Party hereto, notwithstanding any investigation heretofore or hereafter made by either of them or on behalf of either of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.
Section 7.02
The Seller’s Indemnification. The Seller hereby agrees to indemnify and save the Buyer, its stockholders, officers, directors, employees, agents, counsel, representatives, successors and assigns (each, a “Buyer Indemnitee”) harmless from and against, for and in respect of, any and all Damages arising out of or based upon or resulting from or in connection with or as a result of:
(a)
any misrepresentation or breach of warranty by the Seller under this Purchase Agreement, or breach of, or failure to perform by the Seller, any covenant or agreement of, or required to be performed by, the Seller under this Purchase Agreement;
(b)
the existence or operation of the Business and Purchased Assets following the date hereof, but prior to the Closing; or
(c)
the assertion against the Buyer or the Purchased Assets of any liability or obligation of a contributing party (whether absolute, accrued, contingent or otherwise and whether a contractual, tort or any other type of liability, obligation or claim) not expressly assumed by the Buyer pursuant to this Purchase Agreement.
Section 7.03
The Buyer’s Indemnification. The Buyer hereby agrees to indemnify and hold the Seller, its members, managers, agents, counsel, representatives, successors and assigns (each, a “Seller Indemnitee”) harmless from and against, for and in respect of, any and all damages arising out of or based upon or resulting from or in connection with or as a result of any misrepresentation or breach of warranty by the Buyer under this Purchase Agreement, or breach of, or failure to perform by the Buyer, any covenant or agreement of, or required to be performed by, the Buyer under this Purchase Agreement.
Section 7.04
Procedure.
(a)
A Party claiming indemnification under this Purchase Agreement (an “Indemnified Party”) shall promptly (x) notify the Party from whom indemnification is sought (the “Indemnifying Party”) of any third party claim or claims asserted against the Indemnified Party (“Third Party Claim”) for which indemnification is sought and (y) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice (“Claim Notice”) containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of Damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the basis of the Indemnified Party’s request for indemnification under this Purchase Agreement. The failure by an Indemnified Party to promptly notify an Indemnifying Party of an indemnity claim shall not relieve an Indemnifying Party of its indemnity obligations under this Purchase Agreement except to the extent the Indemnifying Party is prejudiced by such delay.
(b)
Within fifteen (15) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense and with counsel reasonably acceptable to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the reasonable discretion of the Indemnifying Party in accordance with this Section 7.04. The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer, or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.04 and shall bear its own costs and expenses with respect to such participation.
(c)
If (x) the Indemnifying Party (A) fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, (B) notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, but indicates that the Indemnifying Party disputes any portion of its potential liability to the Indemnified Party with respect to such Third Party Claim, or (C) elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided or (y) the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.04, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(d)
The Indemnifying Party shall not settle or compromise any Third Party Claim unless (x) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (y) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (z) the Indemnified Party receives as part of such settlement a legal, binding, and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed any portion of its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party’s Claim Notice.
(e)
In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the basis of the Indemnified Party’s request for indemnification under this Purchase Agreement.
(f)
As promptly as possible after the Indemnified Party has given the Indemnity Notice to the Indemnifying Party pursuant to this Section 7.04, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, or otherwise) and, within ten (10) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.
Article VIII

Miscellaneous
Section 8.01
Notices. All notices, demands and other communications given or delivered under this Purchase Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or emailed (with hard copy to follow). Notices, demands, and communications to the Seller and the Buyer shall, unless another address is specified in writing, be sent to the address or email indicated below:

Notices to the Buyer: Trea Grove, LLC 5959 Colhurst St. Dallas, TX 75201 Attention: Ira Goldfarb Email: ira@unitedk9s.com	with a copy to (copy not constituting notice): Husch Blackwell LLP 1900 N. Pearl Street, Suite 1800 Dallas, TX 75201 Attention: Richard A. Illmer Email: rick.illmer@huschblackwell.com

Notices to the Seller: Sow Good, Inc. 1440 N Union Bower Rd. Irving, TX 75061 Attention: Claudia Goldfarb Email: claudia@sowginc.com	with a copy to (copy not constituting notice): White and Case LLP 1221 Avenue of the Americas New York, NY 10020 Attention: Drew Valentine Email: drew.valentine@whitecase.com

Section 8.02
Parties in Interest. This Purchase Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.
Section 8.03
Assignability. This Purchase Agreement shall not be assignable by either Party hereto without the prior written consent of the other Party.
Section 8.04
Entire Agreement; Amendment. Except as otherwise provided herein, this Purchase Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the Parties hereto with respect to its subject matter. There are no representations, promises, warranties, covenants or undertakings other than as expressly set forth herein or therein. This Purchase Agreement supersedes all prior agreements and understandings between the Parties hereto with respect to its subject matter. This Purchase Agreement may be amended or modified only by a written instrument duly executed by the Parties hereto, and any condition to a Party’s obligations hereunder may only be waived in writing by such Party.
Section 8.05
Headings. The article, section and paragraph headings contained in this Purchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Purchase Agreement.
Section 8.06
Counterparts. This Purchase Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.
Section 8.07
Governing Law. This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its principles of conflicts of law.
Section 8.08
Waiver. Either Party to this Purchase Agreement may, by written notice to the other Party hereto, waive any provision of this Purchase Agreement from which such Party is entitled to receive a benefit. The waiver to the other Party hereto of a breach of any provision of this Purchase Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Purchase Agreement.
Section 8.09
Severability. In the event that any provision, or part thereof, of this Purchase Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.
Section 8.10
Expenses. Except as otherwise set forth therein, each Party shall be responsible for its own legal fees and other costs and expenses incurred in connection with this Purchase Agreement and the negotiation and consummation of the transactions contemplated hereby, including any fees or commissions owed or payable to any broker or agent of such Party with respect to the transactions contemplated by this Purchase Agreement.
Section 8.11
Further Assurances. Each Party shall after the date hereof, and without further consideration, execute and deliver to the other Party such additional instruments of conveyance as are reasonably necessary to evidence more fully the transfers contemplated by this Purchase Agreement. On the terms and subject to the conditions of this Purchase Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things (i) necessary, proper or advisable under law or (ii) reasonably requested by the other Party to consummate the transactions contemplated by this Purchase Agreement, including using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each governmental entity. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Purchase Agreement, the proper officers of each Party to this Purchase Agreement shall use all commercially reasonable efforts to take all such actions.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

THE SELLER:

SOW GOOD INC.:

By: /s/ Claudia Goldfarb

Name: Claudia Goldfarb

Title: Chief Executive Officer

THE BUYER:

TREA GROVE, LLC:

By: /s/ Ira Goldfarb

Name: Ira Goldfarb

Title: Managing Member

EXHIBIT A

DEFINITIONS

For the purposes of this Purchase Agreement, the following terms have the meaning set forth below:

“Assumed Liabilities” means solely the liabilities and obligations of Sellers related solely to the Business, that have been incurred by Sellers in the Ordinary Course, and which are to be paid or performed after the Closing Date solely that are an accounts payable of the Business as of immediately prior to the Closing that is specifically set forth on, and in an amount not to exceed the amount set forth with respect to, such specific accounts payable of the Business set forth on Schedule 1.03.

“Contemplated Transactions” means all of the transactions contemplated by this Purchase Agreement and the other Transaction Documents, including (i) the sale by Sellers to Buyer of the Purchased Assets, (ii) the assumption by Buyer of the Assumed Liabilities, and (iii) the performance by the Parties of their respective covenants, agreements and obligations under this Purchase Agreement and the Transaction Documents.

“Contract” means any agreement, instrument, document, lease, sublease, license, sublicense, contract, purchase order, statement of work, note, bond, indenture, mortgage, assignment or other arrangement, understanding, or commitment (in each case, whether written or oral and including any extension, renewal, amendment or other modification thereof).

“Excluded Assets” means each Seller’s rights in, to or under the following, in each case, to the extent existing immediately prior to the Closing Date.

“Excluded Liabilities” means all Liabilities of any Seller or any of their respective Affiliates (or otherwise relating to any Seller, its Affiliates, the Business or the Purchased Assets) not explicitly included in the definition of Assumed Liabilities.

“Proprietary Rights” means all of the following items and all corresponding rights, throughout the world: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto and any reissue, continuation, continuation-in-part, divisional, provisional, revision, extension, renewal, substitution or reexamination of the foregoing; (ii) trademarks, service marks, certification marks, trade dress, logos, trade names, slogans, Internet domain names and corporate names and design rights and all other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof, all registrations, applications and renewals for any of the foregoing, and all goodwill associated with the foregoing (collectively, “Marks”); (iii) copyrights and works of authorship (whether or not copyrightable, including look and feel), mask works and moral rights, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and proprietary confidential information (including inventions, discoveries, ideas, formulae, compositions, technologies, know-how, processes, techniques, methods, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (v) computer software and software systems, including source code, object code, firmware, middleware, tools, data, databases and related documentation (collectively, “Software”); (vi) rights of publicity and privacy, including the right to use names, likenesses, voices and biographical information of real persons; (vii) other intellectual property and proprietary rights; and (viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

SCHEDULE 1.01

PURCHASED ASSETS

SCHEDULE 1.03

ASSUMED LIABILITIES

SCHEDULE 1.04

EXCLUDED ASSETS

SCHEDULE 3.09

INTELLECTUAL PROPERTY

SCHEDULE 3.11

PERMITS & LICENSES